Exhibit 4.45

PARTNERSHIP INTEREST PLEDGE AGREEMENT

This Partnership Interest Pledge Agreement (“Agreement”) is entered into on [February 20], 2025 in Shenzhen, the People’s Republic of China (“PRC”) by and among the following parties:

Party A:

Xunlei Computer (Shenzhen) Co., Ltd. (“Pledgee”), a wholly foreign-owned enterprise duly established and validly existing under the PRC laws, with its address at Room 0610-E12, Port Building, Maritime Center, No. 59 Linhai Avenue, Nanshan Subdistrict, Qianhai Shenzhen-Hongkong Modern Service Industry Cooperation Zone, Shenzhen;

Party B:	Wu Kening (“Pledgor”), a PRC citizen, ID No. ******************, residing at [Room 2-2-501, Fenggang Garden, No. 22 Jinhu Road, Luohu District, Shenzhen]; and
Party C:

Shenzhen Zhiyi Wensi Consulting Partnership (Limited Partnership), a limited partnership duly established and validly existing under the PRC laws, with its address at Room 1402-29, Building 1, Shenzhen Software Industry Base, Nos. 81, 83, 85 Gaoxin South 10th Road, Binhai Community, Yuehai Subdistrict, Nanshan District, Shenzhen.

The Pledgee, the Pledgor and Party C are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS:

1.

The Pledgor is a PRC citizen. As of the date of this Agreement, the Pledgor holds [95]% of the partnership interest in Party C, representing registered capital of RMB [95,000] in Party C. Party C agrees to confirm the rights and obligations of the Pledgor and the Pledgee under this Agreement and to provide necessary assistance in registering the partnership interest pledge.

2.

The Pledgee is a wholly foreign-owned enterprise duly registered in the PRC. The Pledgee has entered into an Exclusive Business Cooperation Agreement (as defined below) with Party C in which the Pledgor holds a partnership interest; the

Pledgee, the Pledgor and Party C have entered into an Exclusive Option Agreement (as defined below); the Pledgee and the Pledgor have entered into a Loan Agreement (as defined below); and the Pledgor has executed a Power of Attorney in favor of the Pledgee (as defined below).

3.

In order to secure the performance by Party C and the Pledgor of their respective obligations under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement, the Loan Agreement and the Power of Attorney, the Pledgor agrees to pledge all of its partnership interest in Party C in favor of the Pledgee as security for the performance of such obligations.

In order to perform the provisions of the Transaction Documents, the Parties hereby agree as follows:

1.Definitions

Unless otherwise provided herein, the following terms shall have the meanings set forth below:

1.1

“Pledge” means the security interest granted by the Pledgor to the Pledgee pursuant to Section 2 of this Agreement, pursuant to which the Pledgee shall be entitled to priority in receiving repayment from the proceeds derived from the conversion into value, auction or sale of the Pledged Partnership Interest.

1.2	“Pledged Partnership Interest” means all partnership interests in Party C currently held or to be held in the future by the Pledgor.
1.3	“Pledge Term” means the period set forth in Section 3 of this Agreement.
1.4

“Transaction Documents” means the Exclusive Business Cooperation Agreement entered into between Party C and the Pledgee on [May 1], 2022 (“Exclusive Business Cooperation Agreement”); the Exclusive Option Agreement entered into among the Pledgee, the Pledgor and Party C on [February 20], 2025 (“Exclusive Option Agreement”); the Loan Agreement entered into between the Pledgee and the Pledgor on [February 20], 2025 (“Loan Agreement”); the Power of Attorney executed by the Pledgor in favor of the Pledgee on [February 20], 2025 (“Power of Attorney”); and any amendments, supplements and/or restatements to the foregoing documents.

1.5

“Contractual Obligations” means all obligations of the Pledgor under the Exclusive Option Agreement, the Loan Agreement, the Power of Attorney and this Agreement, and all obligations of Party C under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement and this Agreement.

1.6

“Secured Obligations” means all direct, indirect and consequential losses suffered by the Pledgee arising from any Event of Default of the Pledgor and/or Party C, including any reasonably anticipated loss of profits, the calculation of which shall be based on, including but not limited to, the Pledgee’s reasonable business plan and profit forecast, the service fees payable by Party C under the Exclusive Business Cooperation Agreement, and all expenses incurred by the Pledgee in enforcing the Contractual Obligations of the Pledgor and/or Party C. The amount of the Secured Obligations under this Agreement shall not be less than RMB 50,000,000.

1.7	“Event of Default” means any of the circumstances set forth in Section 7 of this Agreement.
1.8	“Default Notice” means the notice issued by the Pledgee in accordance with this Agreement declaring an Event of Default.

2.Pledge

2.1

The Pledgor hereby agrees to pledge the Pledged Partnership Interest to the Pledgee in accordance with the provisions of this Agreement as security for the performance of the Contractual Obligations and the repayment of the Secured Obligations. Party C hereby agrees to the Pledgor pledging the Pledged Partnership Interest to the Pledgee in accordance with the provisions of this Agreement.

2.2

During the Pledge Term, the Pledgee shall have the right to receive profits generated from the Pledged Partnership Interest. The Pledgor may receive profits in respect of the Pledged Partnership Interest only with the prior written consent of the Pledgee. Any profits received by the Pledgor in connection with the Pledged Partnership Interest, after deduction of applicable individual income tax paid by the Pledgor, shall, at the request of the Pledgee, either: (1) be deposited into an account designated by the Pledgee and be subject to the supervision of the Pledgee and used as security for the performance of the Contractual Obligations and for priority repayment of the Secured Obligations; or (2) to the extent permitted under PRC laws, be unconditionally gifted to the Pledgee or any Person designated by the Pledgee.

2.3

The Pledgor may increase the registered capital of Party C only with the prior written consent of the Pledgee. Any additional capital contribution made by the Pledgor to Party C shall form part of the Pledged Partnership Interest.

2.4

In the event that Party C is required to be dissolved or liquidated pursuant to mandatory provisions of PRC laws, any distribution received by the Pledgor from Party C upon completion of the lawful dissolution or liquidation of Party C shall, at the request of the Pledgee: (1) be deposited into an account designated by the Pledgee, subject to the supervision of the Pledgee, and used as security for the performance of the Contractual Obligations and for priority repayment of the Secured Obligations; or (2) to the extent permitted under PRC laws, be unconditionally gifted to the Pledgee or any Person designated by the Pledgee.

3.Pledge Term

3.1

The Pledge shall become effective on the date when this Agreement is executed, and shall remain effective until all Contractual Obligations have been fully performed and all Secured Obligations have been fully satisfied. The Pledgor and Party C shall: (1) within three (3) business days after the execution of this Agreement, register the Pledge in Party C’s register of partners; and (2) after the execution of this Agreement, use its best efforts to apply for registration of the Pledge under this Agreement with the competent authority for business registration (if applicable). The Parties hereby confirm that, for the purpose of completing the registration of the partnership interest pledge, the Parties and the other partners of Party C shall submit this Agreement or a partnership interest pledge agreement reflecting the pledge information under this Agreement in such form as required by the competent authority for business registration at the place where Party C is registered (“Registered Pledge Agreement”). Any matters not specified in the Registered

Pledge Agreement shall be governed by this Agreement. The Pledgor and Party C shall, in accordance with the PRC laws and the requirements of the competent authority for business registration, submit all necessary documents and complete all necessary procedures to ensure that the Pledge is duly registered as soon as practicable after submission of the application.

3.2

During the Pledge Term, if the Pledgor and/or Party C fails to perform the Contractual Obligations or repay the Secured Obligations, the Pledgee shall have the right, but not the obligation, to exercise the Pledge in accordance with this Agreement.

4.Custody of Certificates Evidencing the Pledge

4.1

During the Pledge Term as stipulated under this Agreement, the Pledgor shall deliver to the Pledgee for custody the capital contribution certificate evidencing its partnership interest in Party C and the register of partners reflecting the record of the Pledge. The Pledgor shall deliver the aforesaid capital contribution certificate and register of partners to the Pledgee within one (1) week after the execution of this Agreement. The Pledgee shall retain custody of such documents throughout the entire Pledge Term as provided under this Agreement.

5.Representations and Warranties of the Pledgor and Party C

The Pledgor and Party C hereby jointly and severally represent and warrant to Party A as of the date of execution of this Agreement as follows:

5.1	The Pledgor is the sole legal and beneficial owner of the Pledged Partnership Interest.
5.2	The Pledgee shall have the right to dispose of and transfer the Pledged Partnership Interest in accordance with the provisions of this Agreement.
5.3

Other than the Pledge created under this Agreement, the Pledgor has not created any other pledge or other Security Interest over the Pledged Partnership Interest. There are no lawsuits, arbitrations, or administrative proceedings pending or, to the knowledge of the Pledgor, threatened against the Pledgor or the Pledged Partnership Interest.

5.4	The Pledgor and Party C have obtained all necessary consents and approvals from third parties and governmental authorities (if required) for the execution, delivery and performance of this Agreement.

5.5

All documents delivered by the Pledgor to the Pledgee in connection with this Agreement are true, complete, and accurate in all material respects, and do not omit any information that would render any statement therein incorrect or misleading in any respect.

5.6

The execution, delivery and performance of this Agreement shall not: (i) result in any violation of applicable PRC laws; (ii) conflict with the partnership agreement or other organizational documents of Party C; (iii) result in a breach of, or constitute a default under, any contract or instrument to which the Pledgor or Party C is a party or by which it is bound; (iv) result in a breach of any condition applicable to the grant or continued effectiveness of any license or approval issued to any Party; or (v) result in the suspension, revocation or imposition of additional conditions on any license or approval issued to any Party.

6.Covenants of the Pledgor and Party C

6.1	During the term of this Agreement, the Pledgor and Party C hereby jointly and severally covenant to the Pledgee as follows:
6.1.1

Except as required for the performance of the Transaction Documents, without the prior written consent of the Pledgee, the Pledgor shall not transfer the Pledged Partnership Interest or any part thereof, nor create or permit the creation of any Security Interest or other encumbrance over the Pledged Partnership Interest.

6.1.2

The Pledgor and Party C shall comply with all applicable laws and regulations relating to pledges of rights. Upon receipt of any notice, order or recommendation from any competent authority relating to the Pledge, the Pledgor and Party C shall promptly present such notice, order or recommendation to the Pledgee within five (5) days and shall comply with such notice, order or recommendation, or raise objections and representations with respect thereto upon the reasonable request of, or with the consent of, the Pledgee.

6.1.3	The Pledgor and Party C shall promptly notify the Pledgee of any event or notice received that may affect the Pledgor’s rights in the Pledged Partnership Interest or any part thereof, or may affect any of the representations, obligations or undertakings of the Pledgor under this Agreement, or may affect the Pledgor’s performance of its obligations under this Agreement.

6.1.4

Party C shall, no later than three (3) months prior to the expiration of its business term, complete the procedures for extension of its business term so as to ensure the continued validity of this Agreement.

6.1.5

Without the prior written consent of the Pledgee, the Pledgor shall not amend or otherwise modify the partnership agreement of Party C, nor take any action that may adversely affect the Pledgee’s rights with respect to the Pledged Partnership Interest or any of its rights under this Agreement.

6.2

The Pledgor agrees that the rights of the Pledgee with respect to the Pledge obtained pursuant to this Agreement shall not be interrupted or impaired by the Pledgor, the Pledgor’s heirs, the Pledgor’s authorized representatives or any other Person through any legal proceedings.

6.3

The Pledgor hereby undertakes to the Pledgee that, in order to protect or perfect the security created under this Agreement for the Contractual Obligations and the Secured Obligations, the Pledgor shall faithfully execute, and procure other interested parties to execute, all certificates of rights, deeds and/or take, and procure other interested parties to take, all actions as reasonably required by the Pledgee. The Pledgor shall facilitate the exercise of the rights and powers granted to the Pledgee under this Agreement, execute all documents relating to the ownership of the Pledged Partnership Interest with the Pledgee or any Person designated by the Pledgee (whether a natural person or legal entity), and provide to the Pledgee, within a reasonable period, all notices, orders and decisions relating to the Pledge as the Pledgee may reasonably deem necessary.

6.4	The Pledgor hereby undertakes to the Pledgee that it shall comply with and perform all representations, warranties, covenants, agreements and conditions under this Agreement.

7.Events of Default

7.1	Each of the following events shall constitute an Event of Default:
7.1.1	Any breach by the Pledgor of any obligation under any Transaction Document and/or this Agreement;
7.1.2	Any breach by Party C of any obligation under any Transaction Document and/or this Agreement.
7.2	If the Pledgor or Party C becomes aware of or discovers that any event described in Section 7.1 has occurred or may occur, the Pledgor and Party C shall immediately notify the Pledgee in writing.
7.3

Unless any Event of Default under Section 7.1 has been remedied to the satisfaction of the Pledgee within twenty (20) days after the Pledgee has issued a notice requiring remedy of such breach to the Pledgor and/or Party C, the Pledgee may, at any time thereafter, subject to Section 8.1, issue a written Default Notice to the Pledgor and require the exercise of the Pledge in accordance with Section 8.

8.Enforcement of the Pledge

8.1

Notwithstanding any provision to the contrary in this Agreement, any Transaction Document or any other agreement entered into among the Pledgee, the Pledgor and/or Party C, the Pledgee shall not enforce the Pledge under this Agreement unless the Pledgee simultaneously enforces all pledges or other Security Interests granted to the Pledgee by the other partners of Party C over the partnership interests held by such other partners in Party C pursuant to other partnership interest pledge agreements; provided, however, that where the Pledgor breaches any obligation under any Transaction Document and/or this Agreement, the Pledgee’s exercise of the Pledge shall not be subject to the limitation under this Section 8.1.

8.2	When exercising the Pledge, the Pledgee shall issue a written Default Notice to the Pledgor.
8.3

Subject to Sections 7.3 and 8.1, the Pledgee may, at any time after issuing the Default Notice in accordance with Section 8.2, exercise the right to dispose of the Pledge. Upon the Pledgee’s decision to exercise its right to dispose of the

Pledge, the Pledgor shall no longer have any rights or interests with respect to the Pledged Partnership Interest.

8.4

After issuing the Default Notice in accordance with Section 8.2, the Pledgee shall have the right to exercise all remedies available to it under PRC laws, the Transaction Documents and this Agreement, including, without limitation, obtaining priority repayment from the proceeds derived from conversion into value, auction or sale of the Pledged Partnership Interest. The Pledgee shall not be liable for any loss arising from its reasonable exercise of such rights and powers.

8.5

Any proceeds obtained by the Pledgee from the enforcement of the Pledge shall first be used to pay any taxes and expenses payable as a result of the disposal of the Pledged Partnership Interest and to perform the Contractual Obligations and repay the Secured Obligations owed to the Pledgee. Any remaining balance after deduction of the foregoing amounts shall be returned to the Pledgor or any other Person entitled thereto under applicable laws and regulations, or deposited with a notary office at the place where the Pledgor is located (any expenses arising therefrom shall be borne by the Pledgor). To the extent permitted under PRC laws, the Pledgor shall unconditionally gift such remaining balance to the Pledgee or any Person designated by the Pledgee.

8.6

Subject to Section 8.1, the Pledgee shall have the right to exercise any of its remedies for breach either simultaneously or sequentially. The Pledgee shall not be required to first exercise any other remedy before exercising its right to priority repayment from the proceeds derived from conversion into value, auction or sale of the Pledged Partnership Interest under this Agreement.

8.7	The Pledgee shall have the right to designate its attorneys or other agents in writing to exercise the Pledge on its behalf, and the Pledgor and Party C shall raise no objection thereto.
8.8	When disposing of the Pledge in accordance with this Agreement, the Pledgor and Party C shall provide all necessary assistance to enable the Pledgee to realize its rights under the Pledge.

9.Liability for Breach

9.1	Subject to Section 9.3, if the Pledgor or Party C materially breaches any provision of this Agreement, the Pledgee shall have the right to terminate this Agreement and/or require the breaching party to compensate for damages. Subject to Section 9.3, this Section 9 shall not prejudice any other rights of the Pledgee under this Agreement.

9.2	Except as otherwise required by applicable laws, the Pledgor or Party C shall not have any right to terminate or rescind this Agreement under any circumstances.
9.3

If the Pledgor breaches any representation, warranty, covenant, agreement, or condition under this Agreement or any other Transaction Document, the Pledgee shall have the right to exercise the Pledge over the partnership Interest in Party C held by the Pledgor in accordance with Article 8 of this Agreement.

10.Assignment

10.1	Without the prior written consent of the Pledgee, the Pledgor and Party C shall not assign or transfer any of their rights or obligations under this Agreement by way of gift or otherwise.
10.2	This Agreement shall be binding upon the Pledgor and its successors and permitted assigns, and shall inure to the benefit of the Pledgee and each of its successors and assigns.
10.3

The Pledgee may, at any time, assign all or any of its rights and obligations under the Transaction Documents and this Agreement to any Person designated by it, in which case the assignee shall enjoy and assume the rights and obligations of the Pledgee under the Transaction Documents and this Agreement as if it were an original party hereto.

10.4

Upon any change of the Pledgee resulting from an assignment, the Pledgor and/or Party C shall, at the request of the Pledgee, enter into a new equity pledge agreement with the new pledgee on terms substantially identical to those of this Agreement and complete the relevant registration with the competent authority for business registration.

10.5	The Pledgor and Party C shall strictly comply with the provisions of this Agreement and other agreements entered into individually or jointly by the

Parties, including the Transaction Documents, perform their obligations under the Transaction Documents, and shall not take or omit to take any action that may affect the validity or enforceability of such agreements. Unless otherwise instructed in writing by the Pledgee, the Pledgor shall not exercise any rights remaining in the Pledged Partnership Interest.

11.Termination

11.1

After the Pledgor and Party C have fully performed all Contractual Obligations and fully repaid all Secured Obligations, the Pledgee shall, upon the request of the Pledgor, release the Pledge over the Pledged Partnership Interest under this Agreement as soon as reasonably practicable and cooperate with the Pledgor in completing the deregistration of the equity pledge recorded in Party C’s register of partners and the deregistration of the Pledge with the competent authority for business registration.

11.2	The provisions of Sections 9, 13, 14 and this Section 11.2 shall survive the termination of this Agreement.

12.Fees and Other Expenses

All costs and actual expenses incurred in connection with this Agreement, including but not limited to legal fees, production costs, stamp duty and any other taxes and expenses, shall be borne by Party C.

13.Confidentiality

The Parties acknowledge and agree that this Agreement, the contents hereof, and any oral or written information exchanged among the Parties in connection with the preparation or performance of this Agreement shall constitute Confidential Information. Each Party shall maintain the confidentiality of all such Confidential Information and shall not disclose any Confidential Information to any third party without the prior written consent of the other Parties, except for: (a) any information that is or will become publicly available other than through unauthorized disclosure by the receiving Party; (b) any information required to be disclosed pursuant to applicable laws, stock exchange rules, or orders of governmental authorities or courts; or (c) any information disclosed by any Party to its shareholders, partners, directors, employees, legal or financial advisors in connection with the transactions contemplated under this Agreement, provided that such persons shall be subject to confidentiality obligations substantially similar to those set forth herein. Any breach of confidentiality by a Party’s shareholders, partners, directors, employees or engaged institutions shall be deemed a breach by such Party, which shall bear liability for breach in accordance with this Agreement.

14.Governing Law and Dispute Resolution

14.1	The execution, validity, interpretation, performance, amendment and termination of this Agreement and the resolution of any disputes hereunder shall be governed by the PRC laws.
14.2

Any dispute arising from the interpretation or performance of this Agreement shall first be resolved through friendly consultation among the Parties. If the dispute cannot be resolved within thirty (30) days after one Party delivers a written notice requesting consultation, any Party may submit such dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with its arbitration rules. The arbitration shall be conducted in Shenzhen, and the language of arbitration shall be Chinese. The arbitral award shall be final and binding upon the Parties.

14.3

During the resolution of any dispute arising from the interpretation or performance of this Agreement, except for the matters in dispute, the Parties shall continue to exercise their respective rights and perform their respective obligations under this Agreement.

15.Notices

15.1

All notices and other communications required or permitted under this Agreement shall be delivered by hand, by registered mail (postage prepaid), by commercial courier service, or by facsimile to the addresses set forth below. Each notice shall also be delivered by email. The effective date of delivery shall be determined as follows:

15.2	If delivered by hand, courier service or registered mail (postage prepaid), the date of receipt or rejection at the designated address shall be deemed the effective delivery date.
15.3	If delivered by facsimile, the date of successful transmission (as evidenced by the automatically generated transmission confirmation) shall be deemed the effective delivery date.

16.Severability

If any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way. The Parties shall, through good faith consultation, replace such invalid, illegal or unenforceable provision with a valid provision to the maximum extent permitted by law that most closely achieves the intended economic effect of the invalid, illegal or unenforceable provision.

17.Annexes

The annexes attached hereto shall form an integral part of this Agreement.

18.Effectiveness

18.1	This Agreement shall become effective upon execution by all Parties.
18.2

Any amendment, supplement or modification to this Agreement shall be made in writing, signed or sealed by the Parties and registered with the relevant governmental authority (if required) before becoming effective.

19.Language and Counterparts

This Agreement is executed in four (4) originals. The Pledgee, the Pledgor and Party C shall each hold one original, and the remaining original shall be used for registration purposes. Each original shall have equal legal effect.

(No further text. Signature page follows.)

IN WITNESS WHEREOF, the Parties have caused this Partnership Interest Pledge Agreement to be duly executed by their authorized representatives as of the date first written above.

Party A:

Xunlei Computer (Shenzhen) Co., Ltd. (Seal)

By:	/s/ Kening Wu

Name:	Wu Kening

Title:	Legal Representative

Signature Page

IN WITNESS WHEREOF, the Parties have caused this Partnership Interest Pledge Agreement to be duly executed by their authorized representatives as of the date first written above.

Party B:

Wu Kening

By:	/s/ Kening Wu

Signature Page

IN WITNESS WHEREOF, the Parties have caused this Partnership Interest Pledge Agreement to be duly executed by their authorized representatives as of the date first written above.

Party C:

Shenzhen Zhiyi Wensi Consulting Partnership (Limited Partnership) (Seal)

By:	/s/ Kening Wu

Name:	Wu Kening

Title:	Authorized Representative of Executive Partner

Signature Page

Annexes:

Register of Partners of Party C;

Annex